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As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLIS GROUP HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda (State or other jurisdiction of incorporation)	98-0352587 (I.R.S. Employee Identification Number)

Ten Trinity Square
London EC3P 3AX, England
+44 20 7488 8111
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

William P. Bowden, Jr., Esq.
Willis Group Holdings Limited
7 Hanover Square
New York, New York 10004
(212) 344-8888
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-104439

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.000115 per share(1)	3,678,710 shares	$31.00	$114,040,000	$9,225.87

(1)
Represents shares of common stock to be sold by certain selling shareholders identified in a prospectus supplement.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

        This registration statement is being filed with respect to the registration of additional shares of Common Stock, par value $0.00115 per share, of Willis Group Holdings Limited, a company with limited liability organized under the laws of Bermuda, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement (File No. 333-104439) are incorporated in this registration statement by reference.

        The earlier effective registration statement registered for offering and sale on a delayed basis (1) $500 million of unallocated securities to be sold by the registrant and/or certain of its subsidiaries and (2) 20 million of separately allocated shares of common stock to be sold by certain selling shareholders. The offering to which this registration statement relates depletes all remaining shares of common stock of the selling shareholders registered under the separately allocated portion of the earlier registration statement.

        The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.    EXHIBITS

        All exhibits filed with or incorporated by reference in Registration Statement No. 333-104439 are incorporated by reference into, and shall be deemed part of, this registration statement, except the following, which are filed herewith.

Exhibit No.	Description of Exhibit
5.1	Opinion of Appleby, Spurling & Kempe.
23.1	Consent of Deloitte & Touche.
23.2	Consent of Appelby, Spurling & Kempe (included in Exhibit 5.1).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, Country of United States, on April 30, 2003.

WILLIS GROUP HOLDINGS LIMITED
By:	/s/ WILLIAM P. BOWDEN, JR. Name: William P. Bowden, Jr. Title: General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Joseph J. Plumeri	Chairman, Chief Executive Officer and Director (principal executive officer)	April 30, 2003
/s/ THOMAS COLRAINE Thomas Colraine	Group Chief Financial Officer (principal financial officer and principal accounting officer)	April 30, 2003
* Henry R. Kravis	Director	April 30, 2003
* George R. Roberts	Director	April 30, 2003
* Perry Golkin	Director	April 30, 2003
* Todd A. Fisher	Director	April 30, 2003
* Scott C. Nuttall	Director	April 30, 2003
* James R. Fisher	Director	April 30, 2003
* Paul M. Hazen	Director	April 30, 2003
* Senator William Bradley	Director	April 30, 2003
* Douglas B. Roberts	Director	April 30, 2003
/s/ WILLIAM P. BOWDEN, JR. William P. Bowden, Jr.	Authorized U.S. Representative	April 30, 2003
*By:	/s/ WILLIAM P. BOWDEN, JR. William P. Bowden, Jr.	Attorney-in-fact	April 30, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Appleby, Spurling & Kempe.
23.1	Consent of Deloitte & Touche.
23.2	Consent of Appleby, Spurling & Kempe (included Exhibit 5.1).

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EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX